Suite 400 - 889 West Pender Street Vancouver, BC Canada V6C 3B2 Tel 604 694-6070 Fax 604 585-8377 info@staleyokada.com www.staleyokada.com

Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in Form SB-2 of Heartland Oil and Gas Corp. dated January 12, 2005 of our report dated March 22, 2004 accompanying the financial statements of Heartland Oil and Gas Corp. for the year ended December 31, 2003 and the December 31, 2003 amounts included in the cumulative amounts for the period from inception (August 11, 2000) through December 31, 2003 which is part of the Annual Report on Form 10-KSB, and to the reference to our firm under the caption "Experts" in the Form SB-2 dated January 13, 2005.

"Staley, Okada & Partners"

Vancouver, Canada Staley, Okada & Partners

January 12, 2005

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